Exhibit 10.33

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 13, 2012 (the “Effective Date”), is entered into by and among 99 Cents Only Stores, a California corporation (the “Company”), Number Holdings, Inc., a Delaware Corporation (“Parent”), and Howard Gold (“Executive”).

RECITAL

WHEREAS, the Company and Executive are entering into this Agreement in connection with the consummation of the transactions (collectively, the “Merger”) contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated October 11, 2011, among Parent, Number Merger Sub, Inc., a California Corporation, and the Company; and

WHEREAS, the Company, Parent and Executive desire to enter into this Agreement setting forth, among other matters, the terms and conditions of Executive’s employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of Executive’s employment and the covenants and other obligations of the parties contained herein, the Company, Parent and Executive agree as follows:

1.                                      Employment.

(a)                                 Term.  Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until the fifth anniversary of the Effective Date (“Term”), unless earlier terminated as set forth under Section 4.  After the Term, Executive’s continued employment with the Company shall be pursuant to such terms and conditions as Executive and the Company may agree.

(b)                                 Duties and Responsibilities.  Executive shall serve as the full-time Executive Vice President, Special Projects of the Company and shall have the duties and responsibilities customarily associated with such position, and such additional duties and responsibilities as may from time to time be assigned to him by the Company’s Chief Executive Officer and Board of Directors (the “Board”) and that are ordinarily performed, undertaken and exercised by persons situated in a similar capacity at a company the size and nature of the Company.  Executive shall report directly to the Chief Executive Officer.  Executive shall (i) devote his full business time to the business and affairs of the Company and not engage in any other business activities, as a director, officer, employee or consultant or in any other capacity, whether or not he receives compensation therefor and (ii) observe and comply with all rules, regulations, policies and practices of the Company.  Notwithstanding the foregoing, Executive may serve on the boards of charitable organizations, engage in charitable and community affairs and activities, and manage his personal investments, provided that such activities do not adversely interfere with the performance of Executive’s duties and responsibilities hereunder.

2.                                      Compensation.

(a)                                 Base Salary.  So long as he remains employed by the Company, during the Term Executive shall be paid a base salary (“Base Salary”), which initially shall be at the annual rate of $200,000 (the “Initial Base Salary”), payable in installments consistent with the Company’s normal payroll practices.  Executive’s Base Salary shall be reviewed annually by the Board to determine, in the Board’s sole discretion, if such Base Salary should be changed, provided that during the Term, the Base Salary shall not be decreased below $200,000.

(b)                                 Annual Incentive Bonus.

(i)                                     So long as he remains employed by the Company, during the Term Executive shall be eligible to earn an annual incentive bonus (“Bonus”) for each fiscal year of the Company beginning on or after April 1, 2012.  Executive’s target Bonus shall be 200% of the Initial Base Salary, and the targeted range for the Bonus shall be from 162.5% to 237.5% of the Initial Base Salary, with the actual level of payment contingent upon the level of achievement of pre-established performance goals set by the Board.  The target and range for the Bonus described in the preceding sentence may be adjusted downward by the Board in the event that Executive’s Base Salary is increased from the Initial Base Salary, provided that during the Term, (x) the sum of Executive’s Base Salary and target Bonus shall not be decreased below the sum of such amounts as in effect on the Effective Date and (y) the targeted range for the Bonus shall not be adjusted downward if, as a result of such adjustment, either the low end or high end of the range of Executive’s total compensation opportunity (i.e., his Base Salary plus Bonus) is less than the low end or high end of such range as in effect on the Effective Date.

(ii)                                  The Bonus shall not be earned until the date that it is paid, and Executive must be an employee in good standing on such date in order to receive any Bonus; provided, that if Executive’s employment is terminated without Cause (as defined below) or he resigns for Good Reason (as defined below) after the last day of the applicable fiscal year but before annual incentive bonuses are paid, generally, to employees of the Company, then Executive shall be entitled to receive the Bonus (if any) for such fiscal year based on the actual level of achievement of the applicable performance goals, and subject to the terms set forth in Section 4(b).  The Bonus (if any) shall be paid within 90 days following completion of the applicable fiscal year and in no event later than March 15th after each fiscal year end.  Payment of any Bonus will be at the sole discretion of Parent based on its evaluation of the level of achievement of performance goals.

(c)                                  Option Grant.  Executive shall be granted non-qualified stock options (the “Options”) to purchase units consisting in the aggregate of up to 1.04167% of each of the Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”) and the Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), of Parent on a fully-diluted basis as of the Effective Date, subject to the terms of the Stock Option Plan.  The Options with respect to each unit (consisting of one share of Class A Common Stock and one share of Class B Common Stock) shall have an exercise price equal to $1,000. All Options shall vest in equal annual installments over five years from the Effective Date.  If Executive’s employment is terminated by the Company without Cause or Executive resigns his employment for Good Reason, the vested and unexpired Options shall be exercisable by Executive in cash until (i) the later of (A) 18 months following such termination or resignation and (B) 42 months following the closing of the Merger or (ii) if earlier, the expiration thereof.  Upon the occurrence of a Change in Control (as defined below), all unexpired Options shall immediately vest and become exercisable.

(d)                                 Payment.  Payment of all compensation and other amounts to Executive under this Agreement shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to applicable withholding requirements.

3.                                      Employee Benefits.

(a)                                 Business Expenses.  Upon timely submission of itemized expense statements and other documentation in accordance with the procedures specified by the Company, Executive shall be entitled to reimbursement for actual out of pocket business and travel expenses duly incurred by Executive in the course of his duties hereunder in accordance with the policies of the Company then in effect generally applicable to senior executives of the Company.

(b)                                 Benefit Plans.  So long as he remains employed by the Company, during the Term Executive shall be entitled to participate in the Company’s employee benefit plans and programs (“Benefit Plans”) as they may exist from time to time, in each case as offered by the Company to its senior executives generally, subject to the terms and conditions thereof.  Nothing in this Agreement shall require the Company to maintain any Benefit Plan, or shall preclude the Company from terminating or amending any Benefit Plan from time to time.

(c)                                  Vacation.  Executive shall be entitled to vacation time in accordance with the Company’s vacation policy for senior executives.  Executive acknowledges that given his position at the Company, Executive will remain generally available and accessible to the Company’s senior managers and the Board through an electronic means of communication when reasonably possible.

4.                                      Termination of Employment.  This Agreement may be terminated prior to the expiration of the Term in accordance with this Section 4.

(a)                                 For Cause.  The Company may terminate Executive’s employment for “Cause” immediately upon written notice for any of the following reasons: (i) Executive has been indicted for or charged with a felony, which causes a material disruption in Executive’s performance of his duties hereunder that is not cured within 30 calendar days following written notice of such breach, (ii) Executive has been convicted of, pled guilty to, or has entered a nolo contendere plea to a misdemeanor where imprisonment of greater than one month is imposed, other than for a traffic-related offense, or a felony, (iii) any act of material misconduct or gross negligence by Executive in the performance of his duties or any act of moral turpitude by Executive, (iv) Executive’s commission of any act of theft, fraud or material dishonesty, (v) Executive’s willful failure to perform any reasonable duties assigned to him by the Board or Executive’s refusal or willful failure to follow the lawful directives of the Board after written notice from the Company of, and 30 calendar days to cure, such refusal or failure, (vi) any material breach by Executive of the material terms set forth in this Agreement (including the Restrictive Covenant Agreement), the Rollover Letter or the Stockholders Agreement that is not cured within 30 calendar days following written notice of such breach, and (vii) Executive’s unlawful appropriation of a material corporate opportunity.  “Cause” shall cease to exist for an event on the 60th day following the later of (A) its occurrence or (B) knowledge thereof by a majority of the Board (not including Executive or any other employee of the Company, if applicable) that the conduct has occurred and, if applicable, such conduct has resulted in the requisite consequences hereunder, unless the Company has given Executive a notice thereof prior to such date; provided that any waiver by the Company of any conduct, event or occurrence that otherwise would have constituted Cause shall not be a waiver of any subsequent conduct, event or occurrence of the same or any other type, and in addition may be considered by the Company for purposes of the Company’s right to terminate Executive’s employment for Cause in connection with such subsequent conduct, event or occurrence of the same or any other type.

Upon termination of Executive’s employment for Cause (i) the Company shall be under no further obligation to Executive, except to pay (A) all accrued but unpaid Base Salary to the date of termination within 30 days following such termination, less all applicable deductions, and (B) any earned and vested benefits and payments pursuant to the terms of any Benefit Plan (the payments and benefits described in subsections (A) and (B) herein shall be referred herein as the “Accrued Benefits”) and (ii) all outstanding vested and unvested Options held by Executive shall immediately terminate and no longer be exercisable.

(b)                                 Without Cause; Good Reason.  The Company may terminate Executive’s employment at any time without Cause immediately upon written notice; and Executive may terminate Executive’s employment at any time for Good Reason.  Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason during the Term, Executive shall be entitled to receive (i) an amount equal to three times the sum of (A) Executive’s Base Salary, plus (B) Executive’s target Bonus for the fiscal year in which the termination of employment occurs (the “Severance Amount”), one half of which Severance Amount shall be paid in equal installments over three years in accordance with the Company’s regular payroll schedule, and the remainder of which Severance Amount shall be payable in three annual installments (the first installment occurring on the 60th day following termination of employment and the remaining two installments payable on the next two anniversaries thereof), (ii) full vesting of all outstanding and then-unvested Options, (iii) payment of any earned but unpaid Bonus attributable to a previously completed fiscal year and (iv) continued coverage under the Company’s group health plans (or, to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage) for Executive and Executive’s dependents (to the extent covered under such plan(s) immediately prior to such termination), at the Company’s sole expense until the earlier of (A) one year following the date of Executive’s termination of employment with the Company and (B) the date Executive is or becomes eligible for comparable coverage under health plans of another employer.  The foregoing payments and benefits shall commence on the 60th day following termination of employment (or, in the case of (iii) above, at the same time as such bonuses are paid to employees, generally, if later) provided that Executive has executed a release of claims against the Company substantially in the form attached hereto as Exhibit C (“Release”), and such release of claims has become effective, by such date and shall be contingent on Executive’s continued compliance with all post-termination restrictive covenants applicable to Executive, including, without limitation, the covenants contained in the Restrictive Covenant Agreement.  For purposes of the foregoing calculations in this Section 4(b),

“Base Salary” shall mean the base salary in effect on the date of termination of employment without regard to any reduction that may have given rise to Good Reason.

A termination of Executive’s employment under this Section 4(b) does not include a termination of employment by reason of Executive’s Disability (as defined below) or upon the death of Executive.

“Good Reason” means the occurrence of any of the following events, without Executive’s consent, (i) a material reduction in Executive’s Base Salary, (ii) a material reduction in Executive’s title, or duties and responsibilities, (iii) relocation outside of Los Angeles County, or (iv) a material breach by the Company of any material term set forth in this Agreement (it being acknowledged and agreed that a material term of this Agreement includes, but is not limited to, Sections 2(a) and 2(b)(i)).  The occurrence of the events described in (i) through (iv) above only shall constitute Good Reason if (A) Executive provides the Company written notice within 90 days following the occurrence of the event that allegedly constitutes Good Reason (the “Good Reason Notice”); (B) the Company fails to cure such event within 30 days after receiving such Good Reason Notice; and (C) Executive resigns within 60 days following delivery of such Good Reason Notice.  For the avoidance of doubt, Executive’s job shall require significant travel outside of Los Angeles County, which shall not constitute Good Reason.

(c)                                  Resignation.  Executive may resign his employment (without Good Reason) upon providing the Company 30 days prior written notice.  In the event of such resignation by Executive, upon the effective date of Executive’s resignation (i) the Company shall be under no further obligation to Executive, except to pay the Accrued Benefits and (ii) all outstanding vested and unvested Options held by Executive shall immediately terminate and no longer be exercisable.

(d)                                 Disability; Death.  The Company may terminate Executive’s employment if Executive experiences a “Disability,” which for purposes of this Agreement means a “Total Disability” (or equivalent) as defined under the Company’s Long Term Disability Plan in effect at the time of the disability.  In the event that Executive’s employment is terminated by reason of Executive’s Disability or upon the death of Executive, (i) the Company shall be under no further obligation to Executive (or his estate), except to pay the Accrued Benefits and (ii) Options that would have vested in the 12 months following such termination of employment had Executive remained employed shall become immediately vested.  In addition, all Options that are vested as of the termination of Executive’s employment (including Options whose vesting accelerates pursuant to this paragraph) shall be exercisable for 12 months following the employment termination date (or, if earlier, the expiration date of the Options), after which time they shall immediately terminate and no longer be exercisable.

(e)                                  Cooperation.  Following termination of employment for any reason, Executive shall (i) cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive and (ii) cooperate and provide assistance to the Company at its reasonable request in connection with any action, suit or proceeding brought by or against the Company or any of its Affiliates (or in which any of them is or may be a party) or that relates in any way to Executive’s acts or omissions while employed by the Company.  The Company agrees to reimburse Executive promptly for actual out-of-pocket expenses incurred by him in connection with assisting the Company in the manner described in the immediately preceding sentence in accordance with the policies of the Company then in effect generally applicable to senior executives of the Company.  Upon termination for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any of its subsidiaries.  Executive’s obligations under this Section 4(e) shall survive the termination of Executive’s employment and the expiration or termination of the Agreement.

(f)                                   Company Property.  All assets, property and equipment and all tangible and intangible information relating to the Company, its Affiliates and their respective employees, customers or vendors furnished to, obtained by or prepared by Executive or any other person during the course of or incident to Executive’s employment by the Company or any of its subsidiaries are and shall remain the sole property of the Company (“Company Property”).  Company Property includes, but is not limited to, computer equipment, books, manuals, records, reports, notes, correspondence, contracts, customer lists, business cards, advertising, sales, financial, personnel, operations, and manufacturing materials and information, data processing reports, computer programs, software, customer information and records, business records, price lists or information, and samples, and in each case shall include all copies thereof in any medium, including paper, electronic and magnetic media and all other forms of information storage.  Executive shall further permanently delete any Company information from any computers or other electronic storage devices owned by Executive.  Upon request of the Company, Executive shall certify in writing that Executive has complied with the requirements of this Section 4(f).  Notwithstanding the foregoing, Executive shall be permitted to retain one or more copies of his contacts list and his appointment calendars.  Executive’s obligations under this Section 4(f) shall survive termination of Executive’s employment and the expiration or termination of the Agreement until Executive has returned all Company Property to the Company.

(g)                                  Executive’s Put Right.  Certain capitalized terms used in this Section 4(g) are defined in clause (xi) below.

(i)                                     Subject to the terms and conditions set forth in this Section 4(g), Executive shall have the right (the “Initial Put Right”), but not the obligation, during the Initial Put Period to cause Parent (or, at Parent’s election, one or more of its designees) to purchase Executive’s Put Units and, subject to the terms and conditions set forth in this Section 4(g), Parent shall be required to purchase such Put Units, upon (A) the termination of his employment by the Company without Cause or (B) Executive’s termination of his employment with the Company for Good Reason.

(ii)                                  Executive may exercise the Initial Put Right by delivering to Parent at any time during the Initial Put Period (1) a Put Notice, (2) certificates representing all shares of Common Stock included in the Put Units (the “Certificates”) duly endorsed for transfer in blank, and (3) a duly executed and undated Release.  The Certificates and Release shall be held in escrow by Parent to be released and deemed delivered by Executive in accordance with Section 4(g)(x).

(iii)                               The per unit purchase price for the Put Units purchased pursuant to the exercise of the Initial Put Right shall be the Initial Purchase Price.

(iv)                              Parent shall not be required to repurchase any Put Units if, after giving pro forma effect to (A) such repurchase and all other repurchases pursuant to the exercise, prior to the repurchase of such Put Units, of “put” rights held by any Other Specified Employee (including the incurrence of any debt by the Company or any of its subsidiaries incurred or expected to be incurred to effect any such repurchases) and (B) any severance payments Parent or any of its subsidiaries has made or is obligated to make to Executive or any Other Specified Employee whose employment with the Company has been terminated as of the date of the repurchase of such Put Units, in each case, taking into account the timing such payments are required to be made (the transactions described in the foregoing clauses (A) and (B), the “Pro Forma Transactions”), (x) the Current Cushion or the Projected Cushion would be below 25%, (y) in the reasonable good faith judgment of the Board, such repurchase would be prohibited pursuant to applicable law or regulation or would result in a breach of the terms of any Applicable Contract or (z) the Company would not be permitted to make such repurchase either (1) pursuant to the exception contained in Section 4.07(b)(14) of the Senior Indenture or (2) with amounts then available to make Restricted Payments (as defined in the Senior Indenture) under Sections 4.07(a)(4)(C)(i), (iv) and (v) of the Senior Indenture (or, in each case, any similar clause in any amendment to, or replacement of, the Senior Indenture) (the occurrence of any matter described in the foregoing clause (x), (y) or (z), a “Restriction”).  All calculations and other determinations made in the reasonable good faith judgment of the Board, consistent with past practice, in connection with the determination of the Current Cushion or the Projected Cushion shall be binding on Executive.  If, following the date of this Agreement, Parent or any of its subsidiaries incurs additional indebtedness for borrowed money, Parent shall, or shall cause such subsidiary to, request its lenders to include provisions in any credit facilities or debt agreements governing such indebtedness to permit repurchases of equity as contemplated in this Section 4(g); provided that in no event shall Parent or any such subsidiary be required to accept any adverse term in exchange for such provisions.  Parent shall deliver a written notice to Executive within 5 business days following delivery of a Put Notice specifying whether a Restriction applies and, if so, providing reasonable detail (including relevant calculations) regarding such Restriction.  During the period from and after delivery of such notice through and including the expected Put Closing Date (the “Interim Period”), Parent shall not change its financial or capital budgeting forecasts included in the Internal Projections, including any change to the methodology or assumptions used in deriving such forecasts, for purposes of calculating the Projected Cushion, except to the extent reasonably necessary to reflect (x) the Company’s actual financial results for the fiscal quarter ending prior to delivery of the Put Notice or any fiscal period during the Interim Put Period, (y) the occurrence or discovery during the Interim Period of an event beyond the reasonable control of Parent that, in the reasonable good faith judgment of the Board, materially impairs the Company’s ability to meet the forecasts included in the Internal Projections or (z) changes to the assumptions underlying the forecasts included in the Internal Projections that, in the good faith judgment of the Board, are reasonably necessary to achieve a legitimate business objective and, in any event under clause (x), (y) and (z), any such changes are not for the purpose of avoiding Parent’s obligations under this Section 4(g).

(v)                                 If, following the valid exercise of the Initial Put Right, Parent is not required to repurchase the Put Units due to the applicability of a Restriction, and at any time during the remainder of the Initial Put Period the Restrictions cease to apply, Parent will (A) promptly notify Executive that the Restrictions have ceased to apply and (B) repurchase the Put Units for the Initial Purchase Price (subject to the continued inapplicability of the Restrictions) on the Put Closing Date.

(vi)                              If, following the valid exercise of the Initial Put Right, Parent does not repurchase the Put Units due to the fact that Restrictions remain applicable (A) through the remainder of the Initial Put Period or (B) on the expected Put Closing Date following the expiration of the Initial Put Period, then (A) the Put Notice exercising the Initial Put Right will be deemed withdrawn and Parent shall promptly return to Executive the Certificates and Release, (B) Parent shall notify Executive within 10 days following the first date, if any, during the Extended Put Period, on which the Restrictions cease to apply, and (C) subject to the terms and conditions set forth in this Section 4(g), Executive will have the right (the “Second Put Right” and, together with the Initial Put Right, the “Put Rights”), but not the obligation, during the 30 days following receipt of such notice from Parent (the “Second Put Period”), to cause Parent (or, at Parent’s election, one or more of its designees) to purchase the Put Units and, subject to the terms and conditions set forth in this Section 4(g), Parent shall be required to purchase such Put Units.  Executive may exercise the Second Put Right by delivering to Parent at any time during the Second Put Period (1) a Put Notice, (2) the Certificates, duly endorsed for transfer in blank, and (3) a duly executed and undated Release.  The Certificates and Release shall be held in escrow by Parent to be released and deemed delivered by Executive in accordance with Section 4(g)(x).  If, following the valid exercise of the Second Put Right, Parent does not repurchase the Put Units due to the fact that Restrictions are applicable on the expected Put Closing Date, the Executive may elect in his sole discretion to withdraw the Put Notice exercising the Second Put Right at any time that the Restrictions remain applicable, and if Executive so elects, Parent shall promptly return to Executive the Certificates and the Release.  If, following the valid exercise of the Second Put Right, Parent does not repurchase the Put Units due to the fact that Restrictions remain applicable (A) through the remainder of the Extended Put Period or (B) on the expected Put Closing Date following the expiration of the Extended Put Period, then the Put Notice exercising the Second Put Right will be deemed withdrawn and Parent shall promptly return to Executive the Certificates and Release.

(vii)                           The per unit purchase price for the Put Units to be purchased pursuant to the exercise of the Second Put Right shall be the fair market value of the Put Units as of the date of delivery of the Put Notice during the Second Put Period as determined by the Appraisal Process.

(viii)                        Notwithstanding any other provision in this Section 4(g), if the number of Put Units exceeds the Maximum Required Number, Parent may, at its election, purchase less than all of the Put Units; provided that Parent (or one or more of its designees) shall purchase at least the Maximum Required Number of Put Units.

(ix)                              The closing of the repurchase of the Put Units (the “Put Closing”) shall occur on the date (the “Put Closing Date”) that is the first business day following the later of (A) 45 days following the valid exercise of the Put Right, and (B) 5 business days following the determination of the fair market value of the Put Units in accordance with the Appraisal Process

(or, if on the later of such dates the Restrictions are applicable, the first business day thereafter on which the Restrictions are no longer applicable).

(x)                                 At the Put Closing, (A) Parent (or one or more of its designees) shall pay to Executive the purchase price by check or wire transfer of immediately available funds to an account designated by Executive in the Put Notice and (B) upon receipt of such funds, (x) the Certificates shall be deemed to be released to Parent and (y) the Release shall be deemed to be delivered to Parent and dated as of the Put Closing Date, and Parent shall be authorized to write such date into the Release, in each case, without any further action by Executive.  Executive shall further execute and deliver such further documents and take such other actions to effectuate the repurchase of the Put Units as Parent may reasonably request.

(xi)                              Certain Definitions:

“Applicable Contract” means any contract to which Parent or any of its subsidiaries is a party or by which any such Person is bound, including any credit facilities or debt agreements, other than a contract with the Company, any subsidiary of the Company, Ares, CPPIB or any of their respective controlled affiliates.

“Appraisal Process” means the following process which shall begin on the business day following delivery of the applicable Put Notice: (i) Executive and Parent shall negotiate to set a valuation in good faith; and (ii) if they cannot agree within 10 days following delivery of the Put Notice (or such longer period as Executive and Parent may agree), then (A) Parent and Executive shall mutually agree upon and promptly appoint an appraiser of national recognition (or, in the event Parent and Executive cannot agree on an appraiser, then Parent and Executive shall each select an appraiser of national recognition, and the appraisers chosen by Parent and Executive shall mutually agree upon and appoint an appraiser of national recognition), (B) each of Parent and Executive shall submit to each other and to such appraiser within 15 days following the engagement of the appraiser (x) its valuation of the fair market value of the Put Units and (y) reasonable documentation in support of such valuation, and (C) the appraiser shall select either Parent’s or Executive’s valuation of the fair market value of the Put Units.  Notwithstanding the foregoing, if Executive delivers a Put Notice during the final 45 days of the Initial Put Period and on such date a Restriction applies, the Appraisal Process described in clause (ii) of the foregoing sentence shall not commence unless and until such Restriction ceases to apply at any time during the remainder of the Initial Put Period.  The appraiser shall make such selection within 20 days after the receipt of both parties’ valuations and documentation with respect thereto, and Parent and Executive shall cooperate in all reasonable respects with the appraiser.  In determining which party’s valuation of the fair market value of the Put Units to select, the appraiser shall not discount the value of the Put Units for illiquidity or minority status or other similar status. The appraiser’s selection of either party’s valuation shall be final, conclusive and binding upon Executive and Parent, and the cost of such appraiser shall be borne entirely by the party whose valuation of the fair market value of the Put Units was not selected by the appraiser.  For the avoidance of doubt, the appraiser’s determination shall be limited solely to selecting Parent or Executive’s valuation of the fair market value of the Put Units.  Each of Parent and Executive shall, promptly following a written request by the other party, provide the other party and its representatives and advisors copies of all documents and other information in such party’s possession reasonably requested by the other party in connection with the Appraisal Process

“Credit Facility” means the Credit Agreement, dated as of January 13, 2012, among the Company, Parent, Royal Bank of Canada, as administrative agent and collateral agent, and the other lenders party thereto (as the same may be amended, modified, supplemented, refinanced or replaced from time to time).

“Current Cushion” means, with respect to any financial maintenance covenant in the Senior Indenture, the Credit Facility or any other agreement with unaffiliated third parties governing Parent’s or any of its subsidiaries’ indebtedness for borrowed money, the absolute value (expressed as a percentage) obtained by subtracting (i) the ratio of (A) the financial maintenance covenant level actually achieved by the Company for the most recent four fiscal quarter period ending prior to the delivery of the Put Notice (calculated after giving effect to the Pro Forma Transactions), to (B) the specified financial maintenance covenant level for such period, from (ii) one.

“Extended Put Period” means the three year period following the last day of the Initial Put Period.

“Initial Purchase Price” means the greater of (x) $1,000 less the per unit amount of any distributions made with respect to the Put Units prior to the repurchase thereof, and (y) the fair market value of the Put Units as of the date of delivery of the Put Notice during the Initial Put Period as determined by the Appraisal Process.

“Initial Put Period” means the one year period following the termination of Executive’s employment with the Company without Cause or for Good Reason.

“Internal Projections” means the internal financial projections of the Company prepared in the ordinary course of business, as shared with the Board and, if applicable, the Company’s lenders.

“Maximum Required Number” means the whole number of Put Units that may be purchased for $12.5 million, at the price per unit determined in accordance with Section 4(g).

“Other Specified Employees” means Eric Schiffer and Jeff Gold.

“Projected Cushion” means, with respect to any financial maintenance covenant in the Senior Indenture, the Credit Facility or any other agreement with unaffiliated third parties governing Parent’s or any of its subsidiaries’ indebtedness for borrowed money, the absolute value (expressed as a percentage) obtained by subtracting (i) the ratio of (A) the financial maintenance covenant level the Company is expected to achieve for each of the four fiscal quarters ending on or after the delivery of the Put Notice (based on the Internal Projections as shared with the Board and lenders in the ordinary course of business and calculated after giving effect to the Pro Forma Transactions, it being agreed that in the event a replacement Executive Vice President, Special Projects has not been hired by the Company as of the date the Put Notice shall have been delivered such projections shall include estimated compensation for such person which shall not exceed 110% of Executive’s potential total compensation for the relevant period (including Executive’s Base Salary and target Bonus whether or not earned)), to (B) the specified financial maintenance covenant level for such period, from (ii) one.

“Put Notice” means a written, irrevocable notice delivered by Executive to Parent exercising the Put Rights. Such notice shall contain an express, unqualified representation and warranty by Executive to Parent (and its designee) that as of the date of delivery and through the Put Closing Date (A) Executive has, and will have, full right, title and interest in and to the Put Units, (B) Executive has, and will have, all necessary power and authority, and has taken, and will take, all necessary action to sell the Put Units as contemplated by this Section 4(g), and (C) the Put Units are and will be free and clear of any and all liens, claims, charges and encumbrances, other than those arising as a result of or under the terms of this Agreement, the Stockholders Agreement, or under securities laws.

“Put Units” means a number of units (each consisting of one share of Class A Common Stock and one share of Class B Common Stock) with respect to which Executive has elected to exercise the Put Right, as specified in the Put Notice; provided that Executive may not exercise the Put Right for more than the lesser of (A) 20,000 units (subject to appropriate adjustment for any stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event) and (B) such number of units as Executive owns on the date the Put Notice is delivered.

“Senior Indenture” means the indenture, dated as of December 29, 2011, among the Company, the guarantors party thereto and Wilmington Trust National Association, as trustee (as the same may be amended, modified, supplemented, refinanced or replaced from time to time).

5.                                      Other Agreements.  On the Effective Date, Executive shall execute and deliver to the Company the Restrictive Covenant Agreement.

6.                                      Representations, Warranties and Agreements.

(a)                                 Executive hereby represents and warrants, for himself and on behalf of his attorneys, heirs, assigns, successors, executors and administrators, that as of the date hereof:  (i) there are no agreements, oral or written, to which Executive is a party or by which Executive is bound that prevent or make unlawful Executive’s execution and delivery of, or performance under, this Agreement; (ii) to the best actual knowledge and belief of Executive, none of the information supplied by Executive to Company in connection with Executive’s employment by Company misstated a material fact or omitted material facts necessary to make the information supplied by Executive not materially misleading; (iii) Executive does not have any business or employment relationship that creates a conflict between the interests of Executive and the Company or any of its subsidiaries; (iv) Executive has no claim to, and no promise has been made by the Company or any of its subsidiaries to Executive for, incentive or any other kind of compensation prior to the Effective Date other than (A) accrued but unpaid salary and unreimbursed business expenses properly incurred by Executive in the ordinary course of business, (B) compensation and benefits disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables in the Company’s definitive proxy statement filed with the Securities Exchange Commission on July 27, 2011, and (C) rental income generated by certain real property leased by Executive or his Affiliates to the Company as disclosed on Exhibit A to the lease letter agreement, dated October 11, 2011, among Parent, the Company, Executive and the other tenants party thereto; and (v) other than claims to enforce his rights under the Rollover Letter or the Stockholders Agreement, Executive has no claim, and Executive is not aware of any facts that exist to support any claim by Executive, against the Company or any of its subsidiaries of any nature whatsoever, whether in Executive’s capacity as an employee, officer, director, or shareholder of the Company.

(b)                                 During the Term, Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.

7.                                      Section 409A.  Notwithstanding anything herein to the contrary:

(a)                                 Although the Company does not guarantee to Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and all provisions of this Agreement shall be administered, interpreted and construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Notwithstanding any other provision hereof, in no event shall the Company be liable for, or be required to indemnify Executive for, any liability of Executive for taxes or penalties under Section 409A.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)                                  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(d)                                 Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(e)                                  Notwithstanding any other provision hereof, if Executive is, as of the date of termination, a “specified employee” for purposes of Treas.  Reg. § 1.409A-1(i), then any amount payable to Executive pursuant to Section 4 hereof that is neither a short-term deferral within the meaning of Treas.  Reg. § 1.409A-1(b)(4) nor within the involuntary separation pay limit under Treas.  Reg. § 1.409A-1(b)(9)(iii)(A) will not be paid before the date that is six months after the date of termination, or if earlier, the date of Executive’s death, to the extent such delay is necessary in order to avoid the imposition of taxes under Section 409A.  Any payments to which Executive would otherwise be entitled during such non-payment period will be accumulated and paid or otherwise provided to Executive on the first day of the seventh month following such date of termination, or if earlier, within 30 calendar days after Executive’s death to his surviving spouse (or to his estate if Executive’s spouse does not survive him).

8.                                      Miscellaneous.

(a)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(b)                                 Assignment and Transfer.  Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

(c)                                  Entire Agreement.  This Agreement and its Exhibits, together with the Stock Option Plan and any agreement under which the Options are granted, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersede any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.  Without limiting the foregoing, this Agreement expressly supersedes all prior agreements (written or oral) relating to Executive’s employment with the Company or any of its subsidiaries.

(d)                                 Amendment and Waiver; Rights Cumulative.  This Agreement may be amended, waived or discharged only by a writing signed by Executive and by a duly authorized representative of the Company (other than Executive).  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by a duly authorized representative of the Company (other than Executive).  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(e)                                  Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f)                                   Dispute Resolution.  Executive shall be bound by Parent’s mandatory dispute resolution procedures as may be in effect from time to time with respect to all matters pertaining to his employment (including termination of employment) with the Company, which procedures include mandatory arbitration to resolve all issues, and shall execute the Arbitration Agreement attached hereto as Exhibit B and incorporated herein.  This Section 8(f) shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.

(g)                                  Notices.  All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) by nationally recognized overnight courier delivery for next business day delivery, (ii) by hand delivery, or (iii) by facsimile or electronic mail transmission followed by overnight delivery the next business day to the addresses listed below, and shall be deemed given on the date of initial delivery.  Legal counsel for the respective parties may send to the other party any notices, requests, demands or other communications required or permitted to be given hereunder by such party.

If to Executive:

At the address listed in the Company’s personnel records.

If to the Company:

99 Cents Only Stores
4000 Union Pacific Avenue
Commerce, CA 90023
Telephone: (323) 980-8145
Facsimile: (323) 307-9611
Attention: General Counsel

with copies to:

Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Telephone: (310) 201-4100
Facsimile: (310) 201-4170
Attention: Adam Stein

and

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067
Telephone: (310) 284-4582
Facsimile: (310) 557-2193
Attention: Michael A. Woronoff, Esq.

(h)                                 Further Assurances.  Executive shall, upon the Company’s reasonable request, execute such further documents and take such other actions as may be permitted or reasonably required by law to implement the purposes, objectives, terms, and provisions of this Agreement.

(i)                                     Interpretation.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.  As used herein:  (i)  reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (ii) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iii) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (v) “or” is used in the inclusive sense of “and/or”; and (vi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(j)                                    Acknowledgement.  Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice.

(k)                                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

(l)                                     Each Party the Drafter.  Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice.  This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

(m)                             Time of Essence.  Time is and shall be of the essence in connection with this Agreement and the terms and conditions contained herein.

(n)                                 Survival.  To the extent not otherwise expressly provided in this Agreement, all rights and obligations of any party in Sections 4, 6 and 8 of this Agreement not fully satisfied or performed, as applicable, on the date Executive’s employment is terminated, shall survive the termination of Executive’s employment and the expiration or termination of this Agreement

(o)                                 Defined Terms.  As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person.  The term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  “Controlled” and “controlling” have meanings correlative to the foregoing.

“Ares” means Ares Corporate Opportunities Fund III, L.P. or any of its Affiliates.

“beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Change in Control” means the occurrence of any of the following:

(i)                                     the acquisition (including any acquisition through purchase, reorganization, merger, consolidation or similar transaction), directly or indirectly, in one or more transactions by a Person (other than Ares or CPPIB, but not including any portfolio company of any of the foregoing) of beneficial ownership of shares or securities representing 50% or more of the total voting power of the Voting Securities, in each case calculated on a fully diluted basis after giving effect to such acquisition; provided, that none of the following shall constitute a Change in Control under this clause (i): (A) any acquisition by any Permitted Holder, (B) any acquisition that does not result in any Person (other than a Permitted Holder), beneficially owning shares or securities representing 50% or more of the total voting power of the Voting Securities, and (C) any acquisition, after which Parent or its Affiliates have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Parent Board.

(ii)                                  after an Initial Public Offering, any election has occurred of Persons to the Parent Board that causes two-thirds of the Parent Board to consist of Persons other than (A) members of the Parent Board on the Effective Date, (B) Persons who were nominated for election as members of the Parent Board at a time when two-thirds of the Parent Board consisted of Persons who were members of the Parent Board on the Effective Date and (C) Persons who were designated for election as members of the Parent Board pursuant to the Stockholders Agreement;  provided that any Person nominated for election by a Parent Board at least two-thirds of whom constituted Persons described in clauses (A), (B) or (C) or by Persons who were themselves nominated by such board shall, for this purpose, be deemed to have been nominated by a Parent Board composed of Persons described in clause (A); or

(iii)                               (A) a complete liquidation or dissolution of Parent or (B) the sale or other disposition (including by means of a merger or consolidation), directly or indirectly, of all or substantially all of the assets of Parent and its subsidiaries, taken as a whole, to any Person other than a Person at least 50% of whose voting securities, measured by voting power rather than number of securities, are owned and controlled by one or more Permitted Holders.

“CPPIB” means Canada Pension Plan Investment Board or any of its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“group” shall have the meaning given thereto in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

“Parent Board” means the board of directors of Parent.

“Permitted Holders” means the stockholders of Parent immediately following the consummation of the Merger and their respective Affiliates and Permitted Transferees, and any group consisting solely of such Persons.

“Permitted Transferees” shall have the meaning ascribed thereto in the Stockholders Agreement, but, in the case of any investment partnership, shall exclude the limited partners of such partnership and its portfolio companies.

“Person” means any individual, entity (including any employee benefit plan or any trust for an employee benefit plan) or group.

“Restrictive Covenant Agreement” means the Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit A, as the same may be amended, modified, supplemented or replaced from time to time.

“Rollover Letter” means the agreement entered into simultaneously with the signing of the Merger Agreement by Parent, Executive and the other parties thereto, as the same may be amended, modified, supplemented or replaced from time to time.

“Stock Option Plan” means Parent’s stock option plan dated on or about the date hereof, as the same may be amended, modified, supplemented or replaced from time to time.

“Stockholders Agreement” means the Stockholders Agreement relating to Parent entered into simultaneously with the closing of the Merger, as the same may be amended, modified, supplemented or replaced from time to time.

“Voting Securities” means the securities of Parent entitled to vote in the election of directors of the Parent Board.

[Remainder of Page Intentionally Left Blank / Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

99 CENTS ONLY STORES

By:	/s/ Russell Wolpert
Name:	Russell Wolpert
Title:	Secretary

NUMBER HOLDINGS, INC.

By:	/s/ Russell Wolpert
Name:	Russell Wolpert
Title:	Secretary

HOWARD GOLD

/s/ Howard Gold

EXHIBIT A

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY
AGREEMENT

EXHIBIT B

ARBITRATION AGREEMENT

EXHIBIT C

RELEASE